                                                                    EXHIBIT 4.10


THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION. THIS NOTE IS SUBJECT TO CERTAIN COVENANTS SET FORTH IN A SUBSCRIPTION AGREEMENT DATED ___________, 2001, BY AND AMONG BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., BRIGHTSTAR INFORMATION TECHNOLOGY SERVICES, INC., AND THE INITIAL HOLDER OF THIS NOTE NAMED BELOW. A COPY OF SAID SUBSCRIPTION AGREEMENT MAY BE OBTAINED FROM THE PRINCIPAL OFFICE OF BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., AT 4900 HOPYARD ROAD, PLEASANTON, CALIFORNIA, 94588.

                BRIGHTSTAR INFORMATION TECHNOLOGY SERVICES, INC.
                             a Delaware corporation

                SERIES 1 CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$                                                                         , 2001
 ------------                                            -----------------

         FOR VALUE RECEIVED, BRIGHTSTAR INFORMATION TECHNOLOGY SERVICES, INC., a Delaware corporation (the "Company"), promises to pay to _______________ (together with any successor holders of this Note, "Holder"), the principal sum of __________________ dollars ($___________), plus simple interest on the unpaid principal amount, at a rate per annum equal to eight percent (8%). Interest accrued hereunder shall be due and payable on the first business day of each calendar quarter, commencing after the quarter ending September 30, 2001; provided, however, that the Company may at its option pay interest due for the quarters ending September 30 and December 31, 2001 and March 31 and June 30, 2002, by issuance to the Holder of additional Series 1 Convertible Subordinated Promissory Notes. Unless previously converted under Section 5 or Section 6 hereof or paid under Section 3 hereof, the principal amount of this Note shall become due and payable on July 1, 2004. All payments hereon shall be applied first to accrued interest and second to the reduction of the principal. In no event, shall the Company issue more than $2,000,000 in aggregate principal amount of Series 1 Convertible Subordinated Promissory Notes, exclusive of any Notes that may be issued in lieu of interest. This Note shall be subject to the following additional terms and conditions:

         1. Definitions. In addition to capitalized terms defined elsewhere in this Note, the following terms shall have the meanings indicated:

         "BrightStar" shall mean BrightStar Information Technology Group, Inc., a Delaware corporation.

         "Common Stock" shall mean common stock of BrightStar.

         "Company Acquisition" shall mean a sale of all or substantially all of the assets of BrightStar, or a merger or other corporate transaction whereby the shareholders of BrightStar prior to such transaction own less than fifty percent (50%) of BrightStar or its successor after such transaction.

         "Conversion Price" shall mean $0.23 per share, subject to adjustment pursuant to Section 8 or Section 9 hereof.

         "Effective Price" shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by BrightStar under Section 8 hereof, into the aggregate consideration received, or deemed to have been received by BrightStar, for such issuance or sale of such shares, including all amounts payable upon exercise of warrants or rights to purchase shares of Common Stock.

         "Insolvency Event" shall mean (a) the commencement by the Company of any case under the federal bankruptcy laws or any other proceeding under other laws relating to bankruptcy, insolvency, debt adjustment or debt relief, or (b) the commencement against the Company of any such case if such case is not dismissed within one hundred twenty (120) days after commencement thereof, or
(c) any assignment by the Company for the benefit of its creditors, or (d) any appointment by a court of competent jurisdiction of a receiver, trustee, custodian or similar official for all or substantially all of the Company's property.

         "Legacy Liabilities" shall mean the liabilities of BrightStar identified in Exhibit A attached hereto.

         "Management Change" shall mean that any two of the following three persons cease to serve as part of BrightStar management: (1) Joseph A. Wagda;
(2) Kevin Murphy; and (3) Chris V. Turner.

         "Moving Average Price" shall mean the average, weighted according to daily volume, of the unweighted arithmetic average of the high and low trading price of the Common Stock for each day (as such price is reported by Nasdaq or any other recognized reporting system), during a period of twenty (20) consecutive trading days ending on the day immediately prior to the date of determination.

          "Restructuring" shall mean, as to any liability, that either (a) such liability has been released or cancelled, without creation of another liability, or (b) the term of such liability has been extended so as not to require any payments in respect thereof (other than interest) prior to January 1, 2004, or (c) the term of such liability has been extended so as not to require any payments in respect thereof (other than payments based on a "cash sweep" or other similar arrangement whereby some portion of available cash is required to be paid in respect of such liability based on requirements of the Senior Lender and working capital requirements), or (d) such liability has been paid in full, or (e) any other similar modification of the terms of such liability which has a substantially similar effect.

          "Senior Debt" shall mean all amounts due or to become due pursuant to the Revolving Credit Agreement between BrightStar and Comerica dated March 29, 1999, as amended or modified from time to time, including, without limitation, all principal, interest, fees, expenses, and charges of any sort, and all amounts which may become due pursuant to any other senior credit facility which may be entered into by BrightStar or the Company in lieu thereof.

          "Senior Lender" shall mean the lender or, collectively, the lenders in respect of the Senior Debt.

          "Target Price" shall mean $.50 per share of Common Stock, adjusted to take account of any stock splits, reverse stock splits, stock dividends, recapitalizations or similar actions.

          "Warrants" shall mean warrants for the purchase of Common Stock issued by BrightStar to the Holder in connection with the issuance of this Note.

         2. Security. Payment of the indebtedness evidenced by this Note is secured by that certain Security Agreement of even date herewith made by BrightStar, the Company, Integrated Controls, Inc., Software Consulting Services America, Inc., Software Innovators, Inc., and B. R. Blackmarr & Associates, Inc.

         3. Prepayment. Prepayment of this Note may be made at any time more than one year after the date hereof, provided that (a) the Company gives the Holder not less than thirty (30) days prior written notice of such prepayment, and (b) either (i) on the date when the Company so notifies the Holder, the Moving Average Price exceeds the Target Price, and the Holder may lawfully sell immediately all of the Common Stock issuable upon conversion hereof and the Common Stock issuable upon exercise of Warrants held by the Holder, either under a registration statement pursuant to the Securities Act of 1933, or, if after 2 years from the issuance date of the Note, under Rule 144, or (ii) a Company Acquisition has occurred. During such period of thirty (30) days, the period Holder shall have the right to convert this Note into Common Shares as provided in Section 5 hereof.

         4.Subordination. The Company's obligations under this Note shall at all times be subordinate and subject to the Company's obligations under the Senior Debt. In the event of any liquidation of the Company's assets or business, or any dissolution of the Company, or upon the occurrence of any Insolvency Event, no amounts shall be paid or received nor shall Holders take action or exercise any right in connection with the foreclosure or realization upon the assets or business of the Company in respect of the indebtedness evidenced by this Note until all of the Senior Debt has first been paid in full. In addition, if a default occurs under the Senior Debt and the Senior Lender sends written notice to the Company (a "Blockage Notice"), then no amounts shall be paid or received nor shall Holders take action or exercise any right in connection with the foreclosure or realization upon the assets or business of the Company in respect of the indebtedness evidenced by this Note until: (a) such default is cured; or (b) the Senior Debt is paid in full or (c) January 1, 2004. The Holder agrees to sign any document reasonably requested by any Senior Lender to confirm the terms of this Section.

         5. Optional Conversion. The Holder of this Note shall have the option at any time to convert the principal amount of this Note in whole or in part, plus any interest accrued hereunder, into shares of the Company's Common Stock. The rate of conversion shall be the Conversion Price. The amount of indebtedness so converted shall be cancelled, and shares of Common Stock equal to the amount of such indebtedness divided by the Conversion Price shall thereupon be issued to the Holder.

         6. Mandatory Conversion. If (i) the Moving Average Price equals or exceeds the Target Price; and (ii) the Holder may lawfully sell immediately all of the Common Stock issuable upon conversion hereof and the Common Stock issuable upon exercise of Warrants held by the Holder, either under a registration statement pursuant to the Securities Act of 1933, or, if after 2 years from the issuance date of the Note, under Rule 144; and (iii) a Restructuring has occurred with respect to Legacy Liabilities of BrightStar in an amount equal to at least $2,267,000, then, effective as of any date thereafter that the Company elects to so notify the Holder, the principal amount of this Note, shall be automatically converted into shares of the Company's Common Stock. Interest then accrued hereunder shall be similarly converted or, at the Company's option, paid in cash. The rate of such conversion shall be the Conversion Price. The amount of indebtedness so converted shall be cancelled, and shares of Common Stock equal to the amount of such indebtedness so converted divided by the Conversion Price shall thereupon be issued to the Holder.

         7. Procedures Associated with Conversion. In the case of conversion under Section 5 hereof, the Holder shall surrender the original executed Note to the Company at its office located at 4900 Hopyard Road, Pleasanton, California 94588, together with a signed written instruction stating the amount of this Note to be so converted. The date on which this Note and such written instruction are received by the Company at such office shall be the effective date of conversion. A certificate representing the appropriate number of shares of Common Stock shall thereupon be sent promptly to the Holder, along with, in the case of a partial conversion, a new Note for the unpaid principal balance hereof, after such partial conversion. In the case of a conversion under Section 6 hereof, the Company shall promptly notify the Holder with a written instruction that the Holder surrender the original executed Note to the Company at its office located at 4900 Hopyard Road, Pleasanton, California 94588. Upon the Company's receipt thereof, a certificate representing the appropriate number of shares of Common Stock shall be sent promptly to the holder.

         8. Adjustment of Conversion Price for Certain Additional Issuances of Stock.

         (a) In the event that, prior to the date which is twelve (12) months after the date hereof, BrightStar carries out a new financing of common equity or securities which are convertible into or exercisable for common equity for an Effective Price less than the then effective Conversion Price, then the then existing Conversion Price shall be reduced to the Effective Price.

         (b) In the event that, after the date which is twelve (12) months after the date hereof, BrightStar carries out a new financing of common equity or securities which are convertible into or exercisable for common equity for an Effective Price less than the then effective Conversion Price, then the then existing Conversion Price shall be reduced to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as hereinafter provided) immediately prior to such new financing, plus (B) the number of shares of Common Stock which the aggregate consideration received (taking into account the terms of subsection (c) below) by the Company in connection with such new financing would purchase at the then effective Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as hereinafter provided) immediately prior to such new financing plus the number of shares of Common Stock issued in such new financing (taking into account the terms of subsection (c) below). For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, plus (B) the number of shares of Common Stock which could be obtained through the exercise or conversion of all rights, options and convertible securities outstanding on the given date.

         (c) For the purpose of the adjustment required under this Section, if BrightStar to carry out such new financing sells (i) stock or other securities convertible into Common Stock ("Convertible Securities"), or (ii) warrants or other rights for the purchase of Common Stock or Convertible Securities, and if the Effective Price of such shares of Common Stock is less than the then effective Conversion Price, then the Company shall be deemed to have issued at the time of the issuance of such Convertible Securities or warrants or rights the number of shares of Common Stock issuable upon conversion or exercise thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Convertible Securities or warrants or rights, plus, in the case of warrants or other rights to purchase Common Stock, the amount of consideration, if any, payable to the Company upon the exercise of such warrants or rights.

         (d) No further adjustment of the Conversion Price, as adjusted upon the issuance of such Convertible Securities or warrants or other rights shall be made as a result of the actual issuance of shares of Common Stock on the conversion of any such Convertible Securities or the exercise of any such rights warrants or other rights.

         (e) If the conversion privilege represented by any such Convertible Securities or any such warrants or other rights shall expire or otherwise be terminated without having been exercised, the Conversion Price as adjusted upon the issuance of such Convertible Securities or warrants or other rights shall be readjusted to the Conversion Price which would have been in effect had such Convertible Securities or warrants or other rights not been issued.

         (f) As used above, a "new financing of common equity or securities which are convertible into or exercisable for common equity" shall not include the issuance of options as incentive compensation or for services rendered, or the exercise of such options.

         (g) If and when there is an adjustment to the Conversion Price pursuant to this Section 8, an additional Warrant will be issued for the number of shares of Common Stock equal to 15% of the additional number of shares of Common Stock issuable upon conversion of this Note, based on such adjustment to the Conversion Price.

         9. Adjustment of Conversion Price for Certain Events. In the event of any stock split, stock dividend, recapitalization, combination of shares of BrightStar, or other similar event, occurring after the date hereof, then the Conversion Price shall be adjusted so that, upon conversion of this Note in full, the Holder shall receive the aggregate number and class of shares which such Holder would have received if such conversion had occurred immediately prior to such stock split, stock dividend, recapitalization, combination of shares, or other similar event.

         10. Merger; Consolidation. If all or any portion of this Note shall be converted subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of BrightStar or other similar event, occurring after the date hereof, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of BrightStar or another entity, or the holders of Common Stock are entitled to receive cash or other property, then the Holder converting this Note shall be entitled to receive the aggregate number and class of shares, cash or other property which such Holder would have received if this Note had been converted immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation, or other similar event.

         11. No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note or the interest represented hereby or the shares obtainable hereunder until, and only to the extent that, this Note shall have been converted.

         12. No Fractional Shares. No fractional shares of capital stock will be issued in connection with any conversion of the indebtedness under this Note, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Conversion Price then in effect.

         13. Default. In the event of (a) the failure of the Company to make any payment of interest required under this Note within thirty (30) days after its due date, or (b) a Company Acquisition without the consent of the holders of the Notes as provided in Section 14 hereof, or (c) a Management Change occurring within six (6) months after the date hereof without the consent of the holders of the Notes as provided in Section 14 hereof, or (d) a reverse stock split of the Common Stock before the effectiveness of a registration statement under the Securities Act of 1933 covering the shares of Common Stock issuable upon conversion of this Note, or a reverse stock split of the Common Stock after such effectiveness occurring without the consent of the holders of the Notes as provided in Section 14 hereof, or (e) the liquidation or dissolution of the Company, then the Holder in any such case may, at its option, declare the principal and interest outstanding under this Note to be immediately due and payable in full; provided, however, that the Holder may not exercise remedies until the first to occur of (i) the Senior Lender consents to the exercise of such remedies; or (ii) the lapse of one hundred eighty (180) days after the Holder notifies the Senior Lender in writing of such acceleration (provided that a Blockage Notice is not then in effect). All principal and interest outstanding under this Note shall be automatically due and payable in full, without demand or notice of any kind, upon the occurrence of an Insolvency Event. Nothing in this Section shall limit the rights of the Senior Lender under Section 4 hereof.

         14. Amendment. This Note and all other then outstanding Series 1 Convertible Subordinated Promissory Notes may be amended or modified, or any of its terms or provisions waived, or any consent to actions of the Company under its terms given, by the written consent of the Company and the holders of Series 1 Convertible Subordinated Promissory Notes representing in aggregate outstanding principal amount not less than (a) ninety percent (91%) of the aggregate outstanding principal amount of all Series 1 Convertible Subordinated Promissory Notes then outstanding in the case of a reverse split of the Common Stock, as provided in Section 13(d) hereof, or (b) in all other instances, seventy-five percent (75%) of the aggregate outstanding principal amount of all Series 1 Convertible Subordinated Promissory Notes then outstanding.

         15. Governing Law. This Note shall be governed by, and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of laws principles thereof.

         This Note is executed as of the date first above written.

                                             "COMPANY"

                                             BRIGHTSTAR INFORMATION TECHNOLOGY
                                             SERVICES, INC.



                                             By:
                                                 -------------------------------
                                             Print Name:
                                                         -----------------------
                                             Title:
                                                    ----------------------------

Acknowledged and Agreed:

"HOLDER"

By:
    ------------------------------
Print Name:
            ----------------------
Title:
       ---------------------------
Address of Holder:

----------------------------------

----------------------------------

                                                                       Exhibit A



    BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC. AND ALL OF ITS SUBSIDIARIES

                        LEGACY LIABILITIES AS OF 6/15/01
                             (NON-MISSION CRITICAL)


                                                                              $THOUSANDS
                                                                              ----------
Payable to stockholder                                                          $ 900
Acquisition payable                                                               500
Litigation accruals                                                               570
Excess office lease obligations                                                   541
Prior management severance                                                        258
Non-mission critical payables (18 vendors)                                        631
                                                                                -----
                  Total Non-Mission Critical Legacy Liabilities                 $3400

         Note:  2/3 of Total Non-Mission Critical Legacy Liabilities            $2267

Schedule 1:

The following parties have identical agreements entered into with the Company:

Mr. Joseph A. Wagda
Mr. Kevin J. Murphy
Mr. Forest E. Hoglund
Mr. Kenneth A. Czaja
Mr. Thomas Krause
Mr. Larry Peterson
The Hoglund Foundation
Ivy Creek Investments, LTD
Nauset Properties Ltd.
Mr. George Mellinger Britton
Paul Schafer Defined Benefit Plan
Mr. Steve Schaefer
Mr. Chris Turner
Mr. G. Nicholas Farwell
Mr. Steve Robinson
Altamont Capital Management Inc.